CONSENT OF INDEPENDENT AUDITORS

 We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 dated June 20, 1997, October 5, 1998, May 20, 1999 and September 25, 2001 of Green Mountain Coffee Roasters, Inc. of our report dated November 14, 2003 appearing on page F-2 of Green Mountain Coffee Roasters, Inc.'s Annual Report on Form 10-K for the year ended September 27, 2003. We also consent to the application of such report to the Financial Statement Schedule for the three years ended September 27, 2003 listed under Item 15 of this Form 10-K when such schedule is read in conjunction with the financial statements referred to in our report.

 /s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
December 19, 2003